Exhibit 99.1

Phibro Animal Health Corporation Declares Quarterly Dividend

TEANECK, N.J., July 28, 2014 (GLOBE NEWSWIRE) – The Board of Directors of Phibro Animal Health Corporation (Nasdaq:PAHC), today declared a quarterly cash dividend of $0.10 per share on its Class A common stock and Class B common stock, payable on September 24, 2014, to stockholders of record at the close of business on September 3, 2014.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture.

For further information, please visit www.pahc.com.

Contact:

Richard Johnson

Chief Financial Officer, Phibro Animal Health Corporation

+1 201-329-7300

investor.relations@pahc.com